UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2008

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-31305 (Commission File Number)	22-3802649 (IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey (Address of Principal Executive Offices)	08809-4000 (Zip Code)
Registrant’s telephone number, including area code: 908-730-4000
Not applicable (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 29, 2008, Foster Wheeler Ltd. (the “Company”), certain of its subsidiaries (the “Subsidiaries”) and BNP Paribas, as Administrative Agent and Issuing Lender, entered into an amendment (the “Amendment”) of a Credit Agreement, dated as of September 13, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), between the Company, the Subsidiaries, BNP Paribas and the other lenders party thereto. A copy of the Amendment is attached hereto as Exhibit 10.1 and incorporated into this Item 1.01 by reference. The following summary of the Amendment is qualified in its entirety by reference to the Attachment.

1)
The Amendment increases the amount of cash the Company may use to repurchase its equity interests by providing that the Company may repurchase its equity interests for cash (“Cash Repurchases”) in one or more transactions in an aggregate amount up to $750 million minus the amount of Cash Repurchases made in 2008 prior to the effective date of the Amendment; provided that both before and immediately after giving effect to each such Cash Repurchase (i) no Default (as defined in the Credit Agreement) shall have occurred and be continuing and (ii) Company and its Restricted Subsidiaries (as defined in the Credit Agreement) shall have at least $300 million in cash and cash equivalents, certain Permitted Investments (as defined in the Credit Agreement) and/or unused revolving credit commitments under the Credit Agreement.

2)
The Amendment also provides for an increase in the amount of permitted capital expenditures by the Company and its Restricted Subsidiaries from $40 million to $80 million for fiscal year 2008 and $70 million for fiscal years thereafter, subject to certain adjustments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated September 29, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

	By:	/s/ Peter J. Ganz
DATE: October 14, 2008		Peter J. Ganz Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated September 29, 2008.